OFFICE OF THE SECRETARY OF STATE




                               STATE OF OKLAHOMA

                                [symbol omitted]

                                    AMENDED
                          CERTIFICATE OF INCORPORATION

              WHEREAS, the Amended Certificate of Incorporation of

                                  PHYMED, INC.

has been filed in the office of the Secretary of State as provided by the laws of the State of Oklahoma.

NOW THEREFORE, I, the undersigned, Secretary of State of the State of Oklahoma, by virtue of the powers vested in me by law, do hereby issue this certificate evidencing such filing.

IN TESTIMONY WHEREOF, I have hereunto set my hand and caused to be affixed the Great Seal of the State of Oklahoma.





                  Filed in the City of Oklahoma City this 25th
                                                         ------
                  day of February, 1999
                         --------  ----



                              /s/  illegible
                             ---------------------



                       By: /s/  illegible
                       ---------------------------------

[state seal
 symbol omitted]

                                                                           FILED
                                                                     FEB 25 1999
                                                              OKLAHOMA SECRETARY
                                                                        OF STATE


                                    AMENDED
                          CERTIFICATE OF INCORPORATION
                      (AFTER RECEIPT OF PAYMENT OF STOCK)



TO: OKLAHOMA SECRETARY OF STATE
2300 N. Lincoln Blvd., Room 101, State Capitol Building
Oklahoma City, Oklahoma 73105-4897
(405)-522-4560

PLEASE NOTE: This form MUST be filed with a letter from the Oklahoma Tax Commission, Franchise Tax Department, stating that the franchise tax, due yearly, has been paid for the current fiscal year.

The  undersigned  Oklahoma   corporation,   for  the  purpose  of  amending  its
certificate of incorporation as provided by Section 1077 of the Oklahoma General Corporation Act, hereby certifies:

1.   A.   The name of the corporation is:
                              Tatonka Energy, Inc
--------------------------------------------------------------------------------
     B.   As amended: The name of the  corporation has been changed to:
                              Phymed, Inc.
--------------------------------------------------------------------------------
(Please Note: The new name of the corporation MUST contain one of the following words: association, company, corporation, club, foundation, fund, incorporated, institute, society, union, syndicate or limited or one of the abbreviations co.,corp.,inc. or ltd.)

2. The name of the registered agent and the street address of the registered office in the State of Oklahoma is:

  Joe R. Love    1601 N.W. Expressway,  Suite 1910 Oklahoma City, OK   73118
--------------------------------------------------------------------------------
  Name of Agent    Street Address      City      County            Zip Code
                        (P.O. BOXES ARE NOT ACCEPTABLE)

3.   The duration of the corporation is:     Perpetual
                                        ----------------------------------------

4. The aggregate number of the authorized shares, itemized by class, par value of shares, shares without par value, and series,if any, within a class is:

NUMBER OF SHARES                SERIES            PAR VALUE PER SHARE
                               (If any)    (Or, if without par value, so state)

COMMON  50,000,000                                     $0.01
                       Series "A" Preferred Stock
       -------------                                  ---------

PREFERRED  1,000,000                                   $1.00
          -----------                                 ---------

5.   Set  forth  clearly  any  and  all   amendments  to  the   certificate   of
incorporation which are desired to be made:

      See exhibit "A" attached hereto and incorporated herein for all purposes.







     That at a meeting of the Board of Directors, a resolution was duly adopted setting forth the foregoing proposed amendment(s) to the Certificate of Incorporation of said corporation, declaring said amendment(s) to be advisable and calling a meeting of the shareholders of said corporation for consideration thereof.

     That thereafter, pursuant to said resolution of its Board of Directors, a meeting of the shareholders of said corporation was duly called and held, at which meeting the necessary number of shares as required by a statute were voted in favor of the amendment(s).

     IN WITNESS WHEROF, said corporation has caused this certificate to be signed by its President or Vice President and attested by its Secretary or Assistant Secretary, this 19th day of February, 1999.




                                            /s/ George C. Barker
                                           ----------------------------------

                                               George C. Barker
                                           -----------------------------------
                                                   (PLEASE PRINT NAME)


ATTEST:


/s/  Judith F. Barker
----------------------
            Secretary

     Judith F. Barker
----------------------
  (PLEASE PRINT NAME)

                              TATONKA ENERGY, INC.

          AMENDED ARTICLES 1 AND 5 OF THE CERTIFICATE OF INCORPORATION

         The present Article 1 of the Certificate of Incorporation of Tatonka Energy, Inc. is deleted in its entirety and replaced with the following Article 1:

         "1.  The name of this Corporation is:

                                  PHYMED, Inc."

         The present Article 5 of the Certificate of Incorporation of Tatonka Energy, Inc. is deleted in its entirety and replaced with the following Article 5:

         "5. The shares to be issued by the Corporation shall be of two classes, namely, Voting Common Stock, of a par value of One Cent ($0.01) per share, and Preferred Stock, of a par value of One Dollar ($1.00) per share. The Corporation shall have the authority to allot an aggregate number of fifty million (50,000,000) shares of the Voting Common Stock and an aggregate number of one million (1,000,000) shares of Preferred Stock.

         A. Authority of the Board of Directors. Regarding Preferred Stock, 135,139 shares are designated as Series "A" Preferred Stock (Non-Voting) and 500,000 shares are designated as Series B 12% Cumulative Convertible Preferred Stock. The Board of Directors shall be vested with and shall have the authority to issue any or all shares of Preferred Stock in one or more series and by resolution or resolutions, to establish the designation, number, full or limited voting powers, or the denial of voting powers, preferences and relative, participating, optional, and other special rights and the qualifications, limitations, restrictions, and other distinguishing characteristics of each series to be issued; provided, however, that the Board of Directors may not change the rights and preferences of shares of Series "A" Preferred Stock (Non-Voting) or Series B 12% Cumulative Convertible Preferred Stock, which are outstanding at the time any authorized change is to take effect.

         B. Series B 12% Cumulative Convertible Preferred Stock. The "Series B 12% Cumulative Convertible Preferred Stock" (the "Series B Preferred Stock") shall have the powers, preferences and relative, participating, optional, and other special rights and the qualifications, limitations, restrictions, and other distinguishing characteristics set forth below.

                           (a) Voting Rights. The Series B Preferred Stock shall be nonvoting stock, and the holders (hereinafter called "Holders") of Series B Preferred Stock shall have no voting rights except where required by law.

                           (b) Dividend Rights.  Subject to the restrictions an
                           limitations of subparagraphs (ii) and (iii)   below,
                           the Holders of Series B Preferred Stock shall be entitled to receive dividends as provided in subparagraph (i) below:

                                    (i) The Holders of Series B Preferred  Stock
                           shall be entitled to receive dividends out of any funds legally available for that purpose at the annual rate of 12% of the amount of the liquidation preference and no more, payable annually, or at such shorter intervals as the Board of Directors may from time to time determine. Dividends shall accrue on all shares of Series B Preferred Stock from the date they are issued and shall accrue from day to day, whether or not earned or declared. Such dividends shall be payable when, as and if declared by the Board of Directors. Nothing contained herein shall obligate the Board of Directors to declare any dividends to the Holders of Series B Preferred Stock, and such Holders shall have no right to receive any dividends unless and until declared by the Board of directors in its sole and absolute discretion. Dividends shall be paid once a year within forty-five (45) days after completion of the audit of the Corporation's financial statements for each fiscal year. Accrued but unpaid dividends on the Series B Preferred Stock will be payable before any dividends are paid, declared, or set apart for holders of any other series of Preferred Stock junior to the Series B Preferred Stock or for holders of Common Stock. In addition, dividends are cumulative so that if, for any dividend period, the preferential dividends on Series B Preferred Stock are not paid, or declared, or set apart, the deficiency must be fully paid or declared and set apart, without interest, before any distribution (by dividend or otherwise) is paid on, declared, or set apart for any other series of Preferred Stock junior to the Series B Preferred Stock or for Common Stock

                                    (ii)  Prior  to the  end of the  first  full
                           fiscal year ending on or after December 31, 1998, during which the Corporation shall have reported net income after taxes of at least $1,200,000, as reflected on the Corporation's audited financial statements for such year, the Board of Directors shall have the right and option, in its sole and absolute discretion, at any time or times, or intermittently from time to time, to determine or declare that dividends shall not accrue from day to day and, accordingly, shall not be paid, on the Series B Preferred Stock. In the event of such determination or determinations by the Board of directors, the Holders of Series B Preferred Stock shall not be entitled to receive dividends during such period of time or times as the Board of Directors may determine.

                                    (iii)  Notwithstanding  any  other  term  or
                           provision contained herein, and as a completely separate and independent matter from the provisions of subparagraph (ii) above, the Board of Directors shall, in its sole and absolute discretion, have the right and option, but not the obligation, to pay dividends on the Series B Preferred Stock either in shares of Common Stock or in cash for any period or periods of time, whether consecutive or not, such as, for example, for an entire year, for a portion or portions of a year, for multiple years, or for portions of multiple years. If the Board of Directors determines to pay dividends for any period in shares of Common Stock, the value of a share shall be determined by averaging the daily closing prices (i.e., last sale price, regular way) for a share of Common Stock for the 10 consecutive trading days on which such shares are actually traded on the NASDAQ National Market System preceding the end of the period, if the Common Stock is so traded at the time. If not, the average of the high bid and low asked prices as reported in the Wall Street Journal, or if not so reported, as furnished by a professional market maker making a market in the Common Stock and selected by the Board of Directors of, shall be used.

                           (c) Liquidation Preference. On any voluntary or involuntary liquidation of the Corporation, the Holders of Series B Preferred Stock shall receive a liquidation preference equal to $10.00 per share, plus any declared and unpaid dividends on Series B Preferred Stock, and no more, before any amount is paid to the holders of the Common Stock. or any other series of Preferred Stock junior to the Series B Preferred Stock. Each certificate representing shares of Series B Preferred Stock shall show on its face the amount of the liquidation preference per share.

                           If the assets of the Corporation should be insufficient to permit payment to the Holders of Series B Preferred Stock of their full liquidation preference amounts as herein provided, then such assets will be distributed ratably among the holders of outstanding shares of Series B Preferred Stock. If the assets of the Corporation are sufficient to permit payment to the Holders of Series B Preferred Stock of their liquidation preference in full, the holders of any other series of Preferred Stock junior to the Series B Preferred Stock and/or the holders of Common Stock shall receive ratably all the remaining assets of the Corporation. A merger or consolidation of the Corporation with or into any other corporation, or a sale of all or substantially all of the assets of the Corporation will be deemed a liquidation of the Corporation within the meaning of this paragraph, thereby entitling Holders to the liquidation preference.

         (d) Conversion Rights of Holders. The Holder of any shares of Series B Preferred Stock shall have the right and option to convert any of such shares of Series B Preferred Stock into shares of Common Stock on the following terms:

                  (i) Conversion Rate. Commencing August 31, 1999, each outstanding share of Series B Preferred Stock shall be convertible at any time and from time to time, at the option of the Holder, into ten (10) shares of Common Stock (as constituted after the effectiveness of a 1-for-10 reverse stock split).

                  (ii) Procedure. Any Holder may convert by delivering to the office of the Corporation or its transfer agent a written notice electing to convert and surrendering the Holder's certificate(s) being converted, duly endorsed for transfer.

         (e) General Conversion Provisions. The following provisions apply to conversion:

                  (i) Anti-dilution Rights. While the Series B Preferred Stock is outstanding, if the Corporation:

                         (w) divides its outstanding shares of Common Stock into
                    a greater number of shares;

                         (x) combines its outstanding shares of Common Stock into a small number of shares;

                         (y) pays a dividend or makes a distribution on its Common Stock in shares of its capital stock or other property; or

                         (z) issues by  reclassification of its Common Stock any
                    shares of its capital stock or other property;

                  then the conversion privilege in effect immediately before such action will be adjusted so that the each Holder of the Series B Preferred Stock thereafter converted may receive the number of shares of Common Stock, capital stock or other property that he would have owned immediately following such action if he had converted the shares of Series B Preferred Stock immediately before the record date (or, if no record date, the effective date) for such action.

                  The adjustment will become effective immediately after the record date in the case of a dividend or distribution and immediately after the effective date in the case of a subdivision, combination or reclassification.

                  (ii) No Fractional Shares. Neither fractional shares, nor scrip or other certificates evidencing such fractional shares, will be issued by the Corporation on conversion of Series B Preferred Stock, but the Corporation will pay in lieu thereof the Determined Value (defined below) in cash to the holders who would be entitled to receive such fractional shares. The "Determined Value" means the otherwise-issuable fraction of a share of Common Stock multiplied by the average of the daily closing prices (i.e., last sale price, regular way) for a share of Common Stock for the 10 consecutive trading days on which such shares are actually traded on the NASDAQ National Market System (if the Common Stock is so traded at the time) preceding the date the Holder delivered to the office of the Corporation or its transfer agent a written notice electing to convert and surrendering the Holder's certificate(s) evidencing the shares of Series B Preferred Stock being converted, duly endorsed for transfer. If the Common Stock is not so traded at the time, the average of the high bid and low asked prices as reported in the Wall Street Journal, or if not so reported, as furnished by a professional market maker making a market in the Common Stock and selected by the Board of Directors of, shall be used.

                  (iii) Status of Converted Shares. Shares of Series B Preferred Stock that are converted will be restored to the status of authorized but unissued shares of Preferred Stock, and will no longer be authorized but unissued shares of Series B Preferred Stock.

                  (iv)Reservation of Shares. The Corporation will at all times reserve and keep available out of its authorized but unissued shares of Common Stock such number of shares of Common Stock as may be necessary for the purpose of converting all outstanding shares of Series B Preferred Stock into the full number of shares of Common Stock issuable upon conversion of all such Series B Preferred Stock.

         (f) Redemption. The Corporation may redeem Series B Preferred Stock under the following terms and conditions:

                  (i) Terms of Redemption. On or after 5:00 p.m. Dallas, Texas time, July 31, 2000, the Corporation, may, at the option of the Board of Directors, redeem the whole, or from time to time any part, of the outstanding Series B Preferred Stock by paying in cash $10.00 per share, plus all dividends accrued, unpaid, and accumulated thereon, as provided in this paragraph through and including the redemption date (the "Redemption Price") and by giving to each record Holder of Series B Preferred Stock at his or her last known address as shown on the Corporation's records, at least thirty (30) but not more than sixty (60)days' notice. This "Redemption Notice" may be either in person or in writing, by mail, postage prepaid and must state the class or series or part of any class or series of shares to be redeemed, along with the date and plan of redemption, the Redemption Price, and the place where the shareholders may obtain payment of the Redemption Price on surrendering their share certificates. If only a part of the outstanding Series B Preferred Stock is redeemed, redemption will be by lot or pro rata, as the Board of Directors prescribes. But no Series B Preferred Stock may be redeemed unless all accrued and accumulated dividends on all outstanding Series B Preferred Stock have been paid for all past dividend periods and full dividends for the current period through and including the redemption date have been paid or declared and set apart for payment. On or after the date fixed for redemption, each Holder of shares called for redemption may, unless the Holder has previously exercised the option to convert the Holder's Series B Preferred Stock as provided elsewhere herein, surrender to the Corporation the certificate for the shares at the place designated in the Redemption Notice and will then be entitled to receive payment of the Redemption Price. If fewer than all the shares represented by any surrendered certificate are redeemed, a new certificate for the unredeemed shares will be issued. If the Redemption Notice is duly given and sufficient funds are available on the date fixed for redemption, then, whether or not the certificates representing the shares to be redeemed are surrendered, all the Holders' rights with respect to the shares called for redemption will terminate on the date fixed for redemption, except for the Holders' right to receive the Redemption Price, without interest, on surrendering their certificates.

                  (ii) Deposit of Funds. Shares are considered redeemed, and dividends on them cease to accrue after the date fixed for redemption, if, on or before any date fixed for redeeming the Series B Preferred Stock as provided in this paragraph, the Corporation deposits as a trust fund with any bank or trust company in Oklahoma or Texas (or any bank or trust company in the United States duly appointed and acting as the Corporation's transfer agent) a sum sufficient to redeem, on the date fixed for redemption, the shares called for redemption, with irrevocable instructions and authority to the bank or trust company (a) to publish the Redemption Notice (or to complete publication already begun), and (b) to pay, on and after the date fixed for redemption or before that date, the Redemption Price of the shares to their holders when they surrender their certificates. The deposit is considered to constitute full payment of the shares to their holders, and from the date of the deposit the shares will no longer be considered outstanding. Moreover, the Holders of the shares will cease to be shareholders with respect to the shares, except to receive from the bank or trust company payment of the Redemption Price of the shares (without interest) on surrendering of the certificates and to convert the shares to Common Stock as provided elsewhere herein. Any money so deposited on account of the Redemption Price of Series B Preferred Stock shares converted after the deposit is made must be repaid immediately to the corporation on conversion of those shares of Series B Preferred Stock.

                  (iii) Status of Redeemed Shares. Shares of Series B Preferred Stock redeemed by the Corporation shall be restored to the status of authorized but unissued shares.

          (i) No Preemptive Rights. Holders of Series B Preferred Stock will not have any preemptive rights to subscribe for or purchase any additional shares of Preferred Stock of any series or any shares of the Corporation's Common Stock.

          (j) Restriction of Surplus. The liquidation preference of the Series B Preferred Stock exceeds the par value thereof by $9.99 per share. As long as any shares of Series B Preferred Stock are outstanding, surplus shall be restricted on any specific date by an amount equal to the product of (i) $9.99 multiplied by (ii) the number of shares of Series B Preferred Stock then outstanding. In furtherance of this restriction of surplus, the Corporation covenants and agrees that, so long as any shares of Series B Preferred Stock are issued and outstanding, the Corporation shall not pay any dividend, make any other distribution, or enter into or consummate any transaction which would have the effect of reducing the combined (i) par value of all shares of Series B Preferred Stock then outstanding and (ii) surplus of the Corporation to an amount less than the aggregate liquidation preference of all the then-outstanding shares of Series B Preferred Stock."